Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Managers of Invesco PowerShares Capital Management LLC:

We consent to the incorporation by reference in the Prospectus that is a part of the Registration Statement on Form S-3 of Powershares DB Multi-Sector Commodity Trust of our reports dated March 1, 2013, with respect to the statements of income and expenses, changes in shareholders’ equity, and cash flows of PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Base Metals Fund, PowerShares DB Gold Fund and PowerShares DB Energy Fund for the year ended December 31, 2012, which reports appear in the December 31, 2014 Annual Reports on Forms 10-K of PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Base Metals Fund, PowerShares DB Gold Fund and PowerShares DB Energy Fund, respectively.

We also consent to the reference to our firm under the heading “Experts” in the above noted Prospectus filing.

/s/ KPMG LLP

New York, New York

February 8, 2016